UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2023

TFF PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39102	82-4344737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1751 River Run, Suite 400 Fort Worth, Texas 76107
(Address of principal executive offices)

(817) 438-6168
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $.001	TFFP	Nasdaq Global Market

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2023, TFF Pharmaceuticals, Inc., or the Company, entered into an Executive Employment Agreement with Zamaneh Mikhak, M.D. A summary of the agreement is provided in Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2023, the Company appointed Zamaneh Mikhak, M.D. to serve as chief medical officer of the Company. Pursuant to an Executive Employment Agreement of the same date, the Company has agreed to pay Dr. Mikhak an annual salary of $430,000, plus a performance-based bonus of up to 40% of Dr. Mikhak’s then-current salary based on performance metrics to be determined by the Board. Dr. Mikhak is eligible to participate in all medical and other benefit plans offered to the senior executive officers of the Company.

In connection the appointment of Dr. Mikhak, the Company granted Dr. Mikhak options to purchase up to 430,000 shares of the Company’s common stock over a ten-year period at an exercise price of $0.97 per share. The options shall vest during the period of Dr. Mikhak’s service as chief medical officer of the Company as follows: options to purchase 107,500 shares of common stock shall vest and be immediately exercisable upon the one-year anniversary of the date of grant and options to purchase the balance vesting in equal installments over the next 12 quarters. The exercise of all options is also contingent on the Company’s filing of an amendment to its certificate of incorporation for purposes of increasing its authorized common stock.

In the event Dr. Mikhak’s employment with the Company is terminated by the Company without cause, or Dr. Mikhak’s resigns for good reason, as such terms are defined in the Executive Employment Agreement, the Company shall pay Dr. Mikhak, in addition to all other amounts then due and payable, twelve (12) additional monthly installments of her base salary and a prorated portion of her annual bonus for such year, less statutory deductions and withholdings and accelerate the vesting of a prorated portion of her options through the month end, if the separation occurs within the first 12 months of her employment, or through the quarter end, if the separation occurs after the first 12 months of her employment.

The Executive Employment Agreement includes such other terms and conditions as are customary and reasonable for agreements of such nature, including standard provisions concerning noncompetition, nondisclosure, intellectual property assignment and indemnification.

Dr. Mikhak is a physician-scientist Board Certified in Allergy and Immunology with over 23 years of clinical experience and 18 years of basic and translational research experience. Her industry experience spans across big pharma and small biotech, including biologics and small molecules in rare and common diseases in multiple therapeutic areas.

Dr. Mikhak most recently served as Senior Vice President, Head of Clinical Development for Cogent Biosciences, where she oversaw the clinical development function across the company’s major clinical programs. Prior to Cogent, she served as Vice President, Clinical Development at Boston Pharmaceuticals where she led the strategy and clinical development of Avizakimab and executed a global Phase 2 study in systemic lupus erythematosus during the pandemic. Previously, as Senior Director at Kiniksa Pharmaceuticals, Dr. Mikhak advanced Vixarelimab from the preclinical stage into Phase 2 studies in seven indications in approximately two years and generated data towards a successful IPO. Prior to joining Kiniksa, she served as Translation Medicine Lead for early-stage programs across the portfolio at Sanofi Genzyme and led a program in food allergy.

Prior to her industry experience, Dr. Mikhak spent over 20 years in clinical practice. From 2006-2014, she practiced medicine at Massachusetts General Hospital, where she provided care to patients with a variety of atopic and immunologic diseases. During her tenure with Boston Children’s Hospital, she established the Healthy Link Asthma Education Program that identified and treated approximately 300 patients with high-risk asthma. Dr. Mikhak was an Assistant Professor at Harvard Medical School and conducted basic and translational research as an NIH funded Principal Investigator. She is the lead author on numerous high-profile scientific publications.

Dr. Mikhak is Board Certified in Allergy and Immunology. She completed her Fellowship in Allergy and Immunology at Boston Children’s Hospital and completed her Residency in Pediatrics at Children’s National Medical Center in Washington, D.C. She received her M.D. from the University of Pennsylvania School of Medicine and her B.A. in Biology with distinction in Cell Biology from Boston University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFF PHARMACEUTICALS, INC.

Dated: January 11, 2023	/s/ Kirk Coleman
Kirk Coleman,
Chief Financial Officer

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